Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter 2024 Financial Results
ALEXANDRIA, Louisiana, January 30, 2025 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the fourth quarter of 2024.
Net income for the fourth quarter of 2024 was $9.3 million, or $1.37 per diluted common share (“EPS”), an increase of $552,000, or 6.3%, compared to $8.8 million, or $1.27 EPS, for the third quarter of 2024, and an increase of $1.0 million, or 12.2%, compared to $8.3 million, or $1.16 EPS, for the fourth quarter of 2023. For the fourth quarter of 2024, the quarterly return on assets was 1.18%, and the quarterly return on equity was 11.46%.
Net income for the year ended December 31, 2024, was $34.2 million, or $4.95 EPS, a decrease of $644,000, or 1.8%, compared to $34.9 million, or $4.86 EPS, for the year ended December 31, 2023. For the year ended December 31, 2024, the return on assets was 1.11%, and the return on equity was 11.02%.
Fourth Quarter 2024 Performance and Operational Highlights
In the fourth quarter of 2024, the Company had an improved net interest margin, which resulted in higher net interest income and earnings, along with slightly higher loans and deposits. A significant stock repurchase transaction was completed, and a stock repurchase program for 2025 was renewed. During the fourth quarter, the target range of the federal funds rate was reduced by 50 basis points (“bps”).
•Net income for the fourth quarter of 2024 was $9.3 million compared to $8.8 million for the prior quarter. Net income for the fourth quarter benefited from an improved net interest margin fully tax equivalent (“FTE”) and higher net interest income.
•Net interest income and net interest margin FTE increased for the fourth quarter of 2024 compared to the prior quarter. Net interest income for the fourth quarter of 2024 was $23.7 million compared to $22.5 million for the prior quarter. Net interest margin FTE for the fourth quarter of 2024 was 3.09% compared to 2.98% for the prior quarter. These improvements were due to higher loan balances, combined with higher securities yields and lower deposit rates.
•As of December 31, 2024, assets were $3.15 billion, which was $47.8 million, or 1.5%, higher than September 30, 2024. The increase was mainly due to a $58.0 million increase in deposits.
•Deposits totaled $2.81 billion as of December 31, 2024, an increase of $58.0 million, or 2.1%, compared to $2.75 billion as of September 30, 2024. This increase was mainly due to the seasonal inflow of funds from public entity customers.
•As of December 31, 2024, loans held for investment (“HFI”) were $2.08 billion, slightly higher than $2.06 billion as of September 30, 2024. In the third and fourth quarters of 2024, we closed on a high level of loan commitments, which we expect to fund over time.
•As of December 31, 2024, total securities were $684.9 million, which was $12.8 million, or 1.8%, lower than September 30, 2024. Securities decreased mainly due to having a larger net unrealized loss on securities available-for-sale (“AFS”). New securities purchased were offset by securities maturities and principal repayments.
•As of December 31, 2024, liquid assets, which are cash and cash equivalents, were $269.0 million, and the liquid assets to assets ratio was 8.54%. We do not have any borrowings, brokered deposits, or internet-sourced deposits.
•In the fourth quarter of 2024, the provision for credit losses totaled $300,000. This included $200,000 for loans and $100,000 for unfunded loan commitments.
•As of December 31, 2024, nonperforming assets (“NPA(s)”) were $3.3 million, or 0.10% of assets, and the allowance for credit losses (“ACL”) was $21.7 million, or 1.05% of loans HFI.
•We paid a quarterly cash dividend of $0.09 per common share in the fourth quarter of 2024.
•The 2024 stock repurchase program authorized us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2024 through December 31, 2024. Under this plan, in the fourth quarter of 2024, we repurchased 632 shares on the open market at an aggregate cost of $33,000. The 2024 stock repurchase program expired on December 31, 2024, with $1.1 million of remaining availability. On December 19, 2024, our Board of Directors approved the renewal of our stock repurchase program for 2025. The 2025 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2025 through December 31, 2025.
•On November 5, 2024, we entered into a privately negotiated stock repurchase agreement for the repurchase of 50,000 shares of our common stock at a purchase price of $2.5 million. This repurchase was supplemental to our 2024 stock repurchase program.
•In 2024, we repurchased 327,085 shares of our common stock. For the year ended December 31, 2024, these repurchases benefited earnings per share by $0.14.

•As of December 31, 2024, capital levels were strong, with a stockholders’ equity to assets ratio of 10.15%, a leverage ratio of 11.86%, and a total risk-based capital ratio of 18.28%.
•In the fourth quarter of 2024, we continued implementing our organic expansion plan. We purchased property in Lafayette, Louisiana and plan to build a new banking center at that location, which would be our second banking center in the Acadiana market.
•The American Banker publication included Red River Bank in its “2024 Best Banks To Work For” ranking.
Blake Chatelain, President and Chief Executive Officer, stated, “We are pleased to finish out 2024 with a strong fourth quarter, which included steady net interest margin improvement, higher net income, solid loan activity, and good liquidity.
“In the fourth quarter, the Federal Reserve lowered short-term interest rates; however, longer term rates remained fairly consistent. Due to diligent balance sheet management, our net interest margin FTE increased by 11 bps and net interest income increased by 5.5% in the fourth quarter. New loan activity was very good in the fourth quarter; however, the loan portfolio was impacted by higher than normal paydowns on loans. For the second quarter in a row, we closed on a significant amount of construction loan commitments, which we expect to fund over time. Our balance sheet is well positioned for the forecasted interest rate environment and a normal shaped yield curve. This should enable us to continue improving the net interest margin slightly in the first half of 2025.
“In the fourth quarter of 2024, we completed a third, significant private stock repurchase transaction. In 2024, we repurchased 4.6% of outstanding shares, which positively impacted earnings per share, while also maintaining strong capital levels and ratios.
“The fourth quarter of 2024 wrapped up a good year for our Company and our communities. Our Company is well positioned for the future, with robust capital and liquidity levels combined with a great team of community bankers. We look forward to 2025 as we continue to grow and build value for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the fourth quarter of 2024 compared to the prior quarter. These measures were both impacted by improved yields on securities, as well as lower deposit rates. After keeping the federal funds rate consistent since the third quarter of 2023, the Federal Open Market Committee (“FOMC”) decreased the federal funds rate by 50 bps in September of 2024, and by an additional 50 bps during the fourth quarter of 2024.
Net interest income for the fourth quarter of 2024 was $23.7 million, which was $1.2 million, or 5.5%, higher than the third quarter of 2024, due to a $729,000 increase in interest and dividend income, combined with a $501,000 decrease in interest expense. The increase in interest and dividend income was due to higher interest income on loans and securities. Loan income increased $376,000 primarily due to higher average loan balances during the fourth quarter. Securities income increased $289,000 due to reinvesting lower yielding securities cash flows into higher yielding securities. The decrease in interest expense was primarily due to lower rates on interest-bearing transaction deposits and time deposits.
The net interest margin FTE increased 11 bps to 3.09% for the fourth quarter of 2024, compared to 2.98% for the prior quarter. This increase was due to improved yields on securities, combined with lower deposit costs. The yield on securities increased 13 bps due to reinvesting lower yielding securities cash flows into higher yielding securities. The yield on loans increased 2 bps due to higher rates on new and renewed loans compared to the existing portfolio yield. The average rate on new and renewed loans was 7.25% for the fourth quarter of 2024 and 7.89% for the prior quarter. The cost of deposits decreased 10 bps to 1.71% for the fourth quarter of 2024, compared to 1.81% for the previous quarter, due to our lowering of selected deposit rates. As a result of this change, there was a 17 bp decrease in the rate on interest-bearing transaction deposits and a 9 bp decrease on time deposits during the fourth quarter.
The FOMC lowered the federal funds rate by 50 bps in the fourth quarter of 2024, reducing the target federal funds range to 4.25%-4.50%. The market’s expectation is that the FOMC may lower the target range of the federal funds rate by at least 25 bps in 2025. In 2025, we anticipate receiving approximately $101.0 million in securities cash flows with an average yield of 3.01%, and we project approximately $194.0 million of fixed rate loans will mature with an average yield of 6.04%. We expect to redeploy these balances into higher yielding assets. Additionally, in 2025, we expect $541.9 million of time deposits to mature with an average rate of 4.10%, which we anticipate repricing into lower cost deposits. As of December 31, 2024, floating rate loans were 16.0% of loans HFI, and floating rate transaction deposits were 8.1% of interest-bearing transaction deposits. Depending on balance sheet activity and the movement in interest rates, we expect the net interest income and net interest margin FTE to improve slightly during the first half of 2025.
Provision for Credit Losses
The provision for credit losses for the third and fourth quarters of 2024 was $300,000, which included $200,000 for loans and $100,000 for unfunded loan commitments for each quarter. The provision in the third and fourth quarters was due to potential economic challenges resulting from the recent inflationary environment, changing monetary policy, and loan growth. In the second half of 2024, we had an increase in unfunded loan commitments. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.

Noninterest Income
Noninterest income totaled $5.0 million for the fourth quarter of 2024, a decrease of $424,000, or 7.8%, compared to $5.4 million for the previous quarter. The decrease was mainly due to a loss on equity securities and lower loan and deposit income.
Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to the fluctuations in market rates between quarters, equity securities had a loss of $91,000 in the fourth quarter of 2024, compared to a gain of $107,000 for the previous quarter.
Loan and deposit income totaled $463,000 for the fourth quarter of 2024, a decrease of $125,000, or 21.3%, compared to $588,000 for the previous quarter. The third quarter of 2024 benefited from the receipt of a $151,000 nonrecurring loan related fee.
Operating Expenses
Operating expenses totaled $16.8 million for the fourth quarter of 2024, which was fairly consistent with the previous quarter. Higher occupancy and equipment expenses were offset by lower other taxes.
Occupancy and equipment expenses totaled $1.7 million for the fourth quarter of 2024, which was $55,000, or 3.3% higher than the previous quarter. In the fourth quarter of 2024, there was $35,000 of nonrecurring expenses related to a new administrative office in the New Orleans market.
Other taxes totaled $547,000 for the fourth quarter of 2024, a decrease of $75,000, or 12.1%, compared to $622,000 for the previous quarter. In the fourth quarter of 2024, the State of Louisiana bank stock tax expense was lower due to a $68,000 adjustment with receipt of the year-end bank stock tax invoices.
Asset Overview
As of December 31, 2024, assets were $3.15 billion, compared to assets of $3.10 billion as of September 30, 2024, an increase of $47.8 million, or 1.5%. In the fourth quarter, assets were mainly impacted by a $58.0 million, or 2.1%, increase in deposits. In the fourth quarter of 2024, liquid assets increased $36.3 million, or 15.6%, to $269.0 million and averaged $256.2 million for the fourth quarter. As of December 31, 2024, we had sufficient liquid assets available and $1.62 billion accessible from other liquidity sources. The liquid assets to assets ratio was 8.54% as of December 31, 2024. Total securities decreased $12.8 million, or 1.8%, to $684.9 million in the fourth quarter and were 21.7% of assets as of December 31, 2024. During the fourth quarter, loans HFI increased $19.0 million, or 0.9%, to $2.08 billion. The loans HFI to deposits ratio was 73.97% as of December 31, 2024, compared to 74.84% as of September 30, 2024.
Securities
Total securities as of December 31, 2024, were $684.9 million, a decrease of $12.8 million, or 1.8%, from September 30, 2024. Securities decreased mainly due to having a larger net unrealized loss on securities AFS. New securities purchased were offset by securities maturities and principal repayments.
The estimated fair value of securities AFS totaled $550.1 million, net of $63.2 million of unrealized loss, as of December 31, 2024, compared to $560.6 million, net of $49.5 million of unrealized loss, as of September 30, 2024. As of December 31, 2024, the amortized cost of securities held-to-maturity (“HTM”) totaled $131.8 million compared to $134.1 million as of September 30, 2024. As of December 31, 2024, securities HTM had an unrealized loss of $22.8 million compared to $17.3 million as of September 30, 2024.
As of December 31, 2024, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $2.9 million compared to $3.0 million as of September 30, 2024.

Loans
Loans HFI as of December 31, 2024, were $2.08 billion, slightly higher than $2.06 billion as of September 30, 2024. In the third and fourth quarters of 2024, we closed on a high level of loan commitments, which, depending on customer activity, we expect to fund over time. Unfunded loan commitments that originated in the fourth quarter of 2024 totaled $106.2 million.

Loans HFI by Category
	December 31, 2024		September 30, 2024		Change from September 30, 2024 to December 31, 2024
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$884,641	42.6%	$875,590	42.6%	$9,051	1.0%
One-to-four family residential	614,551	29.6%	616,467	30.0%	(1,916)	(0.3%)
Construction and development	155,229	7.5%	141,525	6.9%	13,704	9.7%
Commercial and industrial	327,086	15.8%	327,069	15.9%	17	—%
Tax-exempt	64,930	3.1%	66,436	3.2%	(1,506)	(2.3%)
Consumer	28,576	1.4%	28,961	1.4%	(385)	(1.3%)
Total loans HFI	$2,075,013	100.0%	$2,056,048	100.0%	$18,965	0.9%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $56.4 million, or 2.7% of loans HFI, as of December 31, 2024, and are primarily centered in low-rise suburban areas. The average CRE loan size was $953,000 as of December 31, 2024.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of December 31, 2024, total health care loans were 8.1% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.4% of loans HFI, and loans to physician and dental practices were 3.4% of loans HFI. The average health care loan size was $372,000 as of December 31, 2024.
Asset Quality and Allowance for Credit Losses
NPAs totaled $3.3 million as of December 31, 2024, an increase of $166,000, or 5.3%, from September 30, 2024, primarily due to an increase in past due loans, partially offset by payoffs and charge-offs of nonaccrual loans. The ratio of NPAs to assets was 0.10% as of December 31, 2024 and September 30, 2024.
As of December 31, 2024, the ACL was $21.7 million. The ratio of ACL to loans HFI was 1.05% as of December 31, 2024 and 1.06% as of September 30, 2024. The net charge-offs to average loans ratio was 0.01% for the fourth quarter of 2024 and 0.00% for the third quarter of 2024.

Deposits
As of December 31, 2024, deposits were $2.81 billion, an increase of $58.0 million, or 2.1%, compared to September 30, 2024. Average deposits for the fourth quarter of 2024 were $2.78 billion, an increase of $53.5 million, or 2.0%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	December 31, 2024		September 30, 2024		Change from September 30, 2024 to December 31, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$866,496	30.9%	$882,394	32.1%	$(15,898)	(1.8%)
Interest-bearing deposits:
Interest-bearing demand deposits	154,720	5.5%	163,787	6.0%	(9,067)	(5.5%)
NOW accounts	467,118	16.7%	379,566	13.8%	87,552	23.1%
Money market accounts	556,769	19.8%	551,229	20.0%	5,540	1.0%
Savings accounts	169,894	6.1%	166,723	6.1%	3,171	1.9%
Time deposits less than or equal to $250,000	403,096	14.3%	411,361	15.0%	(8,265)	(2.0%)
Time deposits greater than $250,000	187,013	6.7%	192,065	7.0%	(5,052)	(2.6%)
Total interest-bearing deposits	1,938,610	69.1%	1,864,731	67.9%	73,879	4.0%
Total deposits	$2,805,106	100.0%	$2,747,125	100.0%	$57,981	2.1%

Deposits by Customer Type
	December 31, 2024		September 30, 2024		Change from September 30, 2024 to December 31, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,362,740	48.6%	$1,348,281	49.1%	$14,459	1.1%
Commercial	1,178,488	42.0%	1,191,625	43.4%	(13,137)	(1.1%)
Public	263,878	9.4%	207,219	7.5%	56,659	27.3%
Total deposits	$2,805,106	100.0%	$2,747,125	100.0%	$57,981	2.1%
The increase in deposits in the fourth quarter of 2024 was mainly due to the seasonal inflow of funds from public entity customers, partially offset by a decrease in commercial customer deposit balances related to normal business activity.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of December 31, 2024, the average deposit account size was approximately $28,000.
As of December 31, 2024, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $879.8 million, or 31.4% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of December 31, 2024, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $667.6 million, or 23.8% of total deposits. Our cash and cash equivalents of $269.0 million, combined with our available borrowing capacity of $1.62 billion, equaled 214.6% of our estimated uninsured deposits and 282.8% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of December 31, 2024, was $319.7 million compared to $324.3 million as of September 30, 2024. The $4.6 million, or 1.4%, decrease in stockholders’ equity during the fourth quarter of 2024 was attributable to a $10.6 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, the repurchase of 50,632 shares of common stock for $2.7 million, and $610,000 in cash dividends related to a $0.09 per share cash dividend that we paid on December 19, 2024. The common stock repurchase of $2.7 million includes $213,000 of stock repurchase excise tax related to our 2023 and 2024 stock repurchases, which tax regulations require to be recorded as a reduction to shareholders’ equity. These decreases in stockholders’ equity were partially offset by $9.3 million of net income and $95,000 of stock compensation.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Years Ended
(dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net Income	$9,306	$8,754	$8,292	$34,235	$34,879

Per Common Share Data:
Earnings per share, basic	$1.37	$1.28	$1.16	$4.96	$4.87
Earnings per share, diluted	$1.37	$1.27	$1.16	$4.95	$4.86
Book value per share	$47.18	$47.51	$42.85	$47.18	$42.85
Tangible book value per share (1)	$46.95	$47.28	$42.63	$46.95	$42.63
Realized book value per share (1)	$56.07	$54.78	$51.38	$56.07	$51.38
Cash dividends per share	$0.09	$0.09	$0.08	$0.36	$0.32
Shares outstanding	6,777,238	6,826,120	7,091,637	6,777,238	7,091,637
Weighted average shares outstanding, basic	6,797,469	6,851,223	7,128,988	6,898,286	7,164,314
Weighted average shares outstanding, diluted	6,816,299	6,867,474	7,145,870	6,918,060	7,181,728

Summary Performance Ratios:
Return on average assets	1.18%	1.13%	1.08%	1.11%	1.15%
Return on average equity	11.46%	11.11%	11.63%	11.02%	12.44%
Net interest margin	3.04%	2.93%	2.78%	2.91%	2.87%
Net interest margin FTE	3.09%	2.98%	2.82%	2.96%	2.91%
Efficiency ratio	58.71%	60.09%	60.51%	60.29%	59.39%
Loans HFI to deposits ratio	73.97%	74.84%	71.13%	73.97%	71.13%
Noninterest-bearing deposits to deposits ratio	30.89%	32.12%	32.71%	30.89%	32.71%
Noninterest income to average assets	0.63%	0.70%	0.67%	0.66%	0.70%
Operating expense to average assets	2.14%	2.17%	2.08%	2.14%	2.11%

Summary Credit Quality Ratios:
NPAs to assets	0.10%	0.10%	0.08%	0.10%	0.08%
Nonperforming loans to loans HFI	0.16%	0.15%	0.13%	0.16%	0.13%
ACL to loans HFI	1.05%	1.06%	1.07%	1.05%	1.07%
Net charge-offs to average loans	0.01%	0.00%	0.01%	0.03%	0.02%

Capital Ratios:
Stockholders’ equity to assets	10.15%	10.46%	9.71%	10.15%	9.71%
Tangible common equity to tangible assets(1)	10.11%	10.41%	9.67%	10.11%	9.67%
Total risk-based capital to risk-weighted assets	18.28%	18.07%	18.28%	18.28%	18.28%
Tier 1 risk-based capital to risk-weighted assets	17.12%	17.05%	17.24%	17.12%	17.24%
Common equity Tier 1 capital to risk-weighted assets	17.12%	17.05%	17.24%	17.12%	17.24%
Tier 1 risk-based capital to average assets	11.86%	11.90%	11.56%	11.86%	11.56%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$30,558	$39,664	$35,035	$19,401	$53,062
Interest-bearing deposits in other banks	238,417	192,983	178,038	210,404	252,364
Securities available-for-sale, at fair value	550,148	560,555	526,890	545,967	570,092
Securities held-to-maturity, at amortized cost	131,796	134,145	136,824	139,328	141,236
Equity securities, at fair value	2,937	3,028	2,921	2,934	2,965
Nonmarketable equity securities	2,328	2,305	2,283	2,261	2,239
Loans held for sale	2,547	1,805	3,878	1,653	1,306
Loans held for investment	2,075,013	2,056,048	2,047,890	2,038,072	1,992,858
Allowance for credit losses	(21,731)	(21,757)	(21,627)	(21,564)	(21,336)
Premises and equipment, net	59,441	57,661	57,910	57,539	57,088
Accrued interest receivable	10,048	9,465	9,570	9,995	9,945
Bank-owned life insurance	30,380	30,164	29,947	29,731	29,529
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	2,733	2,853	2,973	3,091	3,629
Other assets	33,433	31,285	34,450	32,940	32,287
Total Assets	$3,149,594	$3,101,750	$3,048,528	$3,073,298	$3,128,810
LIABILITIES
Noninterest-bearing deposits	$866,496	$882,394	$892,942	$895,439	$916,456
Interest-bearing deposits	1,938,610	1,864,731	1,823,704	1,850,452	1,885,432
Total Deposits	2,805,106	2,747,125	2,716,646	2,745,891	2,801,888
Accrued interest payable	7,583	11,751	8,747	8,959	8,000
Lease liabilities	2,864	2,982	3,100	3,215	3,767
Accrued expenses and other liabilities	14,302	15,574	13,045	15,919	11,304
Total Liabilities	2,829,855	2,777,432	2,741,538	2,773,984	2,824,959
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	38,655	41,402	44,413	45,177	55,136
Additional paid-in capital	2,777	2,682	2,590	2,485	2,407
Retained earnings	338,554	329,858	321,719	314,352	306,802
Accumulated other comprehensive income (loss)	(60,247)	(49,624)	(61,732)	(62,700)	(60,494)
Total Stockholders’ Equity	319,739	324,318	306,990	299,314	303,851
Total Liabilities and Stockholders’ Equity	$3,149,594	$3,101,750	$3,048,528	$3,073,298	$3,128,810

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Years Ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$28,285	$27,909	$24,898	$108,969	$93,439
Interest on securities	4,623	4,334	3,656	17,089	14,291
Interest on federal funds sold	—	—	—	—	886
Interest on deposits in other banks	2,699	2,630	3,438	11,077	9,797
Dividends on stock	23	28	49	95	155
Total Interest and Dividend Income	35,630	34,901	32,041	137,230	118,568
INTEREST EXPENSE
Interest on deposits	11,943	12,444	10,747	47,936	32,066
Interest on other borrowed funds	—	—	—	—	64
Total Interest Expense	11,943	12,444	10,747	47,936	32,130
Net Interest Income	23,687	22,457	21,294	89,294	86,438
Provision for credit losses	300	300	250	1,200	735
Net Interest Income After Provision for Credit Losses	23,387	22,157	21,044	88,094	85,703
NONINTEREST INCOME
Service charges on deposit accounts	1,452	1,486	1,459	5,674	5,776
Debit card income, net	960	905	875	3,836	3,563
Mortgage loan income	652	732	441	2,490	1,965
Brokerage income	924	987	1,039	3,791	3,798
Loan and deposit income	463	588	575	2,034	2,140
Bank-owned life insurance income	216	217	197	851	754
Gain (Loss) on equity securities	(91)	107	132	(28)	(14)
SBIC income	346	301	393	1,453	2,873
Other income (loss)	73	96	76	340	259
Total Noninterest Income	4,995	5,419	5,187	20,441	21,114
OPERATING EXPENSES
Personnel expenses	9,769	9,700	9,233	38,623	37,241
Occupancy and equipment expenses	1,716	1,661	1,647	6,691	6,581
Technology expenses	884	865	693	3,182	2,759
Advertising	313	317	347	1,374	1,302
Other business development expenses	486	521	537	2,076	1,987
Data processing expense	681	652	631	2,331	2,320
Other taxes	547	622	679	2,407	2,721
Loan and deposit expenses	334	294	256	895	984
Legal and professional expenses	658	653	664	2,657	2,378
Regulatory assessment expenses	428	421	423	1,654	1,645
Other operating expenses	1,024	1,046	913	4,264	3,955
Total Operating Expenses	16,840	16,752	16,023	66,154	63,873
Income Before Income Tax Expense	11,542	10,824	10,208	42,381	42,944
Income tax expense	2,236	2,070	1,916	8,146	8,065
Net Income	$9,306	$8,754	$8,292	$34,235	$34,879

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2024			September 30, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,072,858	$28,285	5.34%	$2,054,451	$27,909	5.32%
Securities - taxable	555,622	3,636	2.62%	545,171	3,344	2.45%
Securities - tax-exempt	190,470	987	2.07%	191,285	990	2.07%
Interest-bearing deposits in other banks	225,660	2,699	4.74%	194,229	2,630	5.36%
Nonmarketable equity securities	2,307	23	3.99%	2,284	28	4.85%
Total interest-earning assets	3,046,917	$35,630	4.60%	2,987,420	$34,901	4.59%
Allowance for credit losses	(21,824)			(21,702)
Noninterest-earning assets	109,992			104,599
Total assets	$3,135,085			$3,070,317
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,263,775	$5,658	1.78%	$1,230,487	$6,042	1.95%
Time deposits	599,910	6,285	4.17%	597,286	6,402	4.26%
Total interest-bearing deposits	1,863,685	11,943	2.55%	1,827,773	12,444	2.71%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,863,685	$11,943	2.55%	1,827,773	$12,444	2.71%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	918,804			901,192
Accrued interest and other liabilities	29,567			28,006
Total noninterest-bearing liabilities	948,371			929,198
Stockholders’ equity	323,029			313,346
Total liabilities and stockholders’ equity	$3,135,085			$3,070,317
Net interest income		$23,687			$22,457
Net interest spread			2.05%			1.88%
Net interest margin			3.04%			2.93%
Net interest margin FTE(3)			3.09%			2.98%
Cost of deposits			1.71%			1.81%
Cost of funds			1.56%			1.66%
(1)Includes average outstanding balances of loans held for sale of $3.2 million and $3.0 million for the three months ended December 31, 2024 and September 30, 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Years Ended
	December 31, 2024			December 31, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,046,339	$108,969	5.24%	$1,943,381	$93,439	4.74%
Securities - taxable	554,194	13,098	2.36%	605,692	10,169	1.68%
Securities - tax-exempt	193,368	3,991	2.06%	202,673	4,122	2.03%
Federal funds sold	—	—	—%	18,594	886	4.70%
Interest-bearing deposits in other banks	210,959	11,077	5.22%	188,199	9,797	5.17%
Nonmarketable equity securities	2,273	95	4.19%	3,353	155	4.61%
Total interest-earning assets	3,007,133	$137,230	4.50%	2,961,892	$118,568	3.96%
Allowance for credit losses	(21,646)			(20,980)
Noninterest-earning assets	102,951			86,939
Total assets	$3,088,438			$3,027,851
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,246,528	$23,082	1.85%	$1,249,259	$17,555	1.41%
Time deposits	593,817	24,854	4.19%	470,522	14,511	3.08%
Total interest-bearing deposits	1,840,345	47,936	2.60%	1,719,781	32,066	1.86%
Other borrowings	—	—	—%	1,151	64	5.49%
Total interest-bearing liabilities	1,840,345	$47,936	2.60%	1,720,932	$32,130	1.87%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	910,507			1,004,107
Accrued interest and other liabilities	26,884			22,385
Total noninterest-bearing liabilities	937,391			1,026,492
Stockholders’ equity	310,702			280,427
Total liabilities and stockholders’ equity	$3,088,438			$3,027,851
Net interest income		$89,294			$86,438
Net interest spread			1.90%			2.09%
Net interest margin			2.91%			2.87%
Net interest margin FTE(3)			2.96%			2.91%
Cost of deposits			1.74%			1.18%
Cost of funds			1.59%			1.08%
(1)Includes average outstanding balances of loans held for sale of $2.9 million and $2.4 million for the years ended December 31, 2024 and 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023
Tangible common equity
Total stockholders’ equity	$319,739	$324,318	$303,851
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$318,193	$322,772	$302,305
Realized common equity
Total stockholders’ equity	$319,739	$324,318	$303,851
Adjustments:
Accumulated other comprehensive (income) loss	60,247	49,624	60,494
Total realized common equity (non-GAAP)	$379,986	$373,942	$364,345
Common shares outstanding	6,777,238	6,826,120	7,091,637
Book value per share	$47.18	$47.51	$42.85
Tangible book value per share (non-GAAP)	$46.95	$47.28	$42.63
Realized book value per share (non-GAAP)	$56.07	$54.78	$51.38

Tangible assets
Total assets	$3,149,594	$3,101,750	$3,128,810
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,148,048	$3,100,204	$3,127,264
Total stockholders’ equity to assets	10.15%	10.46%	9.71%
Tangible common equity to tangible assets (non-GAAP)	10.11%	10.41%	9.67%